CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to Registration Statement No. 333-30221 on Form N-1A of Builders Fixed Income Fund, Inc. of our report dated February 9, 2005, appearing in the Annual Report to Shareholders for the year ended December 31, 2004, in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the caption Financial Statements in such Statement of Additional Information. We also consent to the reference to us under the caption Financial Highlights in the Prospectus, which is also part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

St. Louis, Missouri
April 27, 2005